EXHIBIT 113


                   PIRELLI & C. S.P.A. PRESS RELEASE
                   ---------------------------------

                 WITHDRAWAL OF OFFER PRESENTED BY AT&T
                          FOR STAKE OF OLIMPIA

Milan, 16 April 2007 - Pirelli & C. SpA takes note of the withdrawal of the offer presented last 1 April by AT&T for one third of the capital of Olimpia, motivated by the possible regulatory difficulties linked to the transaction. The Company, furthermore, takes note of the simultaneous intention of America Movil to "continue, in conjunction with Telefonos de Mexico S.A.B. de C.V. ("Telmex"), considering different alternatives for a potential investment in Olimpia".

Pirelli & C. SpA, in addition, reiterates its intention to explore all possible options in order to best draw out strategic value from the asset in the interest of all shareholders, and to continue, in the meantime, to operate in such a way that Olimpia may continue to exercize fully its rights and responsibilities as a shareholder of Telecom Italia